Exhibit 3.6

BYLAWS OF

B.P. BARBER & ASSOCIATES, INC.

As amended April 14, 2011

ARTICLE I

Name

Places of Business

Section 1. The name of the corporation shall be B.P. Barber & Associates, Inc.

Section 2. The principal place of business of the corporation shall be 101 Research Drive, Columbia, South Carolina.

Section 3. The corporation may also have offices at such other places, both within and without the State of South Carolina, as the Board of Directors may from time to time determine as the business of the corporation may require.

ARTICLE II

Stock

Section 1. There shall be two classes of stock: voting stock and nonvoting stock. Certificates for each class of stock shall be issued in numerical order from the stock certificate book for that class of stock, and shall be signed by the President and Secretary, and sealed with the corporate seal. A record of each certificate shall be kept on the stub thereof.

Section 2. Transfers of stock shall be made only upon the books of the corporation, and before a new certificate is issued the old certificate must be surrendered for cancellation.

Section 3. At the close of each calendar year, or at any time as directed by the Board of Directors, the books of the corporation shall be reviewed (not a complete audit) by a Certified Public Accountant. The value for each share of stock shall be determined by the procedure described in the corporation’s Stock Purchase Agreement based upon the accountant’s review.

ARTICLE III

Stockholders

Section 1. There shall be no fewer than two (2) meetings per year of the Principals of the Corporation. Associates may meet from time to time as called by the Chairman of the Board or as in accordance with Section 3 below. All meetings shall be held in Columbia, S.C. at such place and time of day as selected by the President of the corporation.

(a) The annual meeting of the Principals of the corporation shall be held in the month of December each year at a time and place selected by the Board.

(b) A meeting of the Principals of the corporation shall be held in the month of March each year at a time and place selected by the Board.

Section 2. Special meetings of the Principals and/or Associates may be called at any time, by resolution of the Board of Directors or upon written request of the Principals and/or Associates holding one-third (1/3) of the outstanding shares of each respective class of stock.

Section 3. Notice of meetings, written or printed, for every regular or special meeting of the Principals and/or Associates shall be prepared and personally delivered or mailed to the last known Post Office address of each Principal and/or Associate not less than ten (10) days before any such meeting. Notice for special meetings shall state the object or objects thereof. No failure or irregularity of notice of any regular meeting shall invalidate such meeting or any action taken thereat.

Section 4. A quorum at any meeting of the Principals shall consist of a majority of the voting stock of the corporation represented in person or by written proxy. Unless the law requires a greater vote, a simple majority of the voting stock shall decide any question that may come before the meeting. At all Principals meetings, regular or special, each holder of voting stock shall be entitled to cast one vote for each share of voting stock held or owned.

Section 5. The election of Directors shall be held at the annual meeting of the Principals. The election shall be by ballot (or voice vote in the event of an uncontested election) and each Principal of record shall be entitled to cast one vote for each Director for each share of voting stock held or owned. No shareholder shall have the right to cumulate his vote.

ARTICLE IV

Directors

Section 1. The business and property of the corporation shall be managed by the Board of Directors, who shall be elected on an annual or more frequent basis by the holders of the corporation’s voting stock for terms of one year, and shall serve until the election and acceptance of their successors. The number of Directors shall be no fewer than one and no more than five. The number of Directors may be increased or decreased within such range by action of the Board of Directors or voting shareholders from time to time. However, no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Initially, the number of Directors shall be five. The business, finances and operation of the corporation shall be the responsibility of the Board of Directors. Any Board vacancy due to the death, retirement, or inability of the Director to perform his duties shall be filled by election by the holders of the voting stock at a special meeting held for that purpose.

Section 2. A meeting of the Board of Directors shall be held immediately after their election without any further notice. Other meetings may be held at any time on call of the President, or upon call of any Director, in case the President refuses to call such a meeting. Notice of such meetings shall be given not less than three (3) days before any such meeting by personally delivered, postal or telegraphic notice by the President, Executive Vice President or Secretary. A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board. Each Director shall be entitled to cast one vote.

Section 3. Officers of the corporation shall be elected by the Board of Directors at their first annual meeting after the election of Directors each year and such officers shall immediately assume responsibility of their respective offices. If any office becomes vacant during the year, the Board of Directors shall fill the same for the expired term.

Section 4. The Board of Directors shall fix the compensation of the officers, agent and employees of the corporation. Officers, agents and employees of the corporation may be employed or terminated only by approval of the Board of Directors.

ARTICLE V

Officers

Section 1. The officers of the corporation shall be a Chairman of the Board of Directors, a President, a Chief Operating Officer, an Executive Vice President, a Senior Vice President, other Vice Presidents as the Board of Directors may deem appropriate for proper operation of the corporation, a Treasurer and a Secretary. Officers shall be elected for a term of one year and shall hold office until their successors are elected and qualify. Any two officers may be united in one person. ☺

Section 2. The Chairman of the Board of Directors shall serve as Chief Executive Officer and shall preside at all meetings of the Board of Directors.

Section 3. The President shall have general supervision of the affairs of the corporation; shall establish, develop and direct the overall strategies and long range plans for BPB.

Section 4. The Chief Operating Officer is responsible for the daily activities for the entire corporation and shall direct, administer, and coordinate the activities of the business in support of policies, goals, and objectives established by the President and the Board of Directors. The Chief Operating Officer shall preside at all stockholder meetings and shall perform the duties of the President in the event of the disability or absence of the President.

Section 5. The Executive Vice President shall perform the duties of the Chief Operating Officer in the event of the disability or absence of the Chief Operating Officer, and of the President in the event of the disability or absence of the Chief Operating Officer, and of the President in the event of the disability or absence of both the Chief Operating Officer and the President. The Senior Vice President shall perform the duties of both the Chief Operating Officer and Executive Vice President and shall perform the duties of the President in the event of the disability or absence of the President, Chief Operating Officer and Executive Vice President.

Section 6. The Secretary shall issue notices of all meetings, shall keep the minutes, shall have charge of the corporate seal and corporate books, and shall make such reports and perform all duties incidental to his office, or that are properly required of him by the Board of Directors.

Section 7. The Treasurer shall make reports to the Directors and stockholders and shall have the custody of all monies and securities of the corporation, and shall keep regular books of accounts and shall perform all duties incidental to his office or that are properly required of him by the Board of Directors.

Section 8. Any duly elected officer of the corporation is authorized to sign contracts or other instruments for the corporation.

ARTICLE VI

Dividends and Finance

Section 1. Dividends shall be declared only from earned surplus at such times as the Board of Directors shall direct, and no dividends shall be declared that will impair the capital of the corporation.

Section 2. All monies of the corporation shall be deposited in such bank, savings and loan association, or trust company as the Board of Directors shall designate. Monies on deposit in any of the above shall be drawn out only by check or electronic fund transfer signed by the President or Treasurer of the corporation or other officers or employees as may be authorized by the Board of Directors.

Section 3. The account books of the corporation as kept by the Treasurer shall be reviewed (not a complete audit) at the close of each calendar year by a Certified Public Accountant. Additional accountant’s reviews may be made as designated by the Board of Directors.

ARTICLE VII

Seal

Section 1. The corporate seal of the corporation shall consist of two concentric circles between which is the name of the corporation, and in the center shall be inscribed “Seal 1955”. Such seal as impressed on the margin hereof is hereby adopted as the Corporate Seal of the corporation.

ARTICLE VIII

Amendments

Section 1. These Bylaws may be amended, repealed or altered, in whole or in part, by a majority vote of the entire outstanding voting stock of the corporation at any regular meeting of the stockholders, or at any special meeting when such action has been announced in the call and notice of such regular or special meeting.